Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-191484) pertaining to the 2013 Equity Incentive Plan of Premier, Inc.,

(2)	Registration Statement (Form S-3 No. 333-199158) of Premier, Inc.,

(3)	Registration Statement (Form S-3/ASR No. 333-200136) of Premier, Inc.,

(4)	Registration Statement (Form S-8 No. 333-204628) pertaining to the 2015 Employee Stock Purchase Plan of Premier, Inc.;
of our reports dated August 22, 2017, with respect to the consolidated financial statements and schedule of Premier, Inc. and the effectiveness of internal control over financial reporting of Premier, Inc. included in this Annual Report (Form 10-K) of Premier, Inc. for the year ended June 30, 2017.

/s/ Ernst & Young LLP

Charlotte, North Carolina
August 22, 2017